Exhibit 10.44

Date:	September 10, 2004

To:	Gerard P. Lux, Jr.

From:	Bruce V. Thomas

Re:	Prepaid Retention Bonus

As inducement of continued employment with Cadmus, the Company will pay you a prepaid retention bonus subject to the following terms:

•	The bonus will be a lump sum payment of $125,000.

•	Taxes associated with the payment will be withheld by Cadmus.

•	It is expected that the net proceeds (i.e., the net after-tax bonus amount) will be used to purchase Cadmus common stock within thirty days of payment receipt to assist in your compliance with the Company’s executive stock ownership guidelines.

•	If you leave Cadmus voluntarily within two years with a start date of July 1, 2004, you will be required to either (i) pay Cadmus the net proceeds, or (ii) convey the common stock purchased pursuant to this bonus to the Company, within thirty days of departure.

•	You will not be required to repay the net proceeds as a result of involuntary termination without “cause” (as defined in your employee retention agreement), a “change in control” event (as defined in your employee retention agreement), or the sale of a business unit that you manage.

•	Once you are employed by Cadmus for two years after the receipt of the prepaid retention bonus, you will vest 100% in the retention award.

If you accept the above terms of this prepaid retention bonus, please sign and date below.

/s/ Gerard P. Lux, Jr.
Gerard P. Lux, Jr.
President – Cadmus Specialty Packaging Cadmus Communications Corporation